Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

      						Votes 		Votes
      						For 		Withheld
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Jameson A. Baxter 				221,853,794 	9,324,897
Charles B. Curtis 				221,729,933 	9,448,758
Myra R. Drucker 				222,590,866 	8,587,825
Charles E. Haldeman, Jr. 			221,265,430 	9,913,261
John A. Hill 					221,754,773 	9,423,918
Ronald J. Jackson 				221,897,079 	9,281,612
Paul L. Joskow 					221,833,634 	9,345,057
Elizabeth T. Kennan 				221,688,875 	9,489,816
John H. Mullin, III 				221,791,143	9,387,548
Robert E. Patterson 				221,751,321	9,427,370
George Putnam, III 				221,200,892 	9,977,799
A.J.C. Smith* 					221,750,933 	9,427,758
W. Thomas Stephens 				221,348,444 	9,830,247
Richard B. Worley 				222,487,020 	8,691,671

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

      			Votes 			Votes
     			 For 			Against 		Abstentions
      			157,594,376 		14,335,849 		59,248,466

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      			Votes 			Votes
      			For 			Against 		Abstentions
      			159,161,961 		12,783,824 		59,232,906

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:
      			Votes 			Votes
      			For 			Against 		Abstentions
      			164,119,427 		8,197,523 		8,861,741


January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

      			Votes 			Votes
      			For 			Against 		Abstentions
      			155,275,027 		15,242,627 		61,563,861

* Mr. Smith resigned from the Board of Trustees on January 14, 2005. All tabulations are rounded to nearest whole number.